Exhibit 99.1

EPR Properties Reports Third Quarter 2022 Results

Kansas City, MO, November 2, 2022 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter ended September 30, 2022 (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Total revenue	$161,410	$139,647	$479,328	$376,774
Net income available to common shareholders	44,766	26,084	115,801	35,949
Net income available to common shareholders per diluted common share	0.60	0.35	1.54	0.48
Funds From Operations as adjusted (FFOAA) (1)	88,238	64,166	260,190	150,413
FFOAA per diluted common share (1)	1.16	0.86	3.44	2.01
Adjusted Funds From Operations (AFFO) (1)	92,308	68,716	273,541	160,647
AFFO per diluted common share (1)	1.22	0.92	3.61	2.15

(1) A non-GAAP financial measure

Third Quarter Company Headlines
•FFOAA per diluted share Guidance Midpoint Increased - The Company is revising its 2022 guidance for FFOAA per diluted common share to a range of $4.50 to $4.68 from a range of $4.50 to $4.60 reflecting an increase of $0.04 per diluted common share at the midpoint. The widening of the range from the previous guidance reflects the uncertainty of rental collections from Regal due to its pending bankruptcy.
•Executing on Investment Pipeline - The Company's investment spending for the first nine months of 2022 totaled $321.3 million and consisted of experiential acquisitions and development and redevelopment projects. As of November 1, 2022, the Company has also committed an additional approximately $250.0 million for experiential development and redevelopment projects, which is expected to be funded over the next two years without the need to raise additional capital.
•Solid Deferral Collections - During the third quarter, the Company collected $4.5 million of deferred rent from accrual basis customers that reduced receivables and $4.6 million of deferred rent and $0.8 million of deferred interest from cash basis customers that were booked as additional revenue. Through September 30, 2022, the Company has collected nearly $110.0 million of rent and interest that had been deferred as a result of the pandemic.
•Strong Liquidity Position - As of September 30, 2022, the Company had cash on hand of $160.8 million, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile all at fixed interest rates with no maturities until 2024.

“In the third quarter, we delivered healthy earnings growth as we see resilience at our customers’ businesses amid sustained consumer demand for the experiences provided by our customers. The ongoing strengthening of our portfolio is evident in our customers' overall rent and interest coverage which is higher than in the comparable period of 2019,” stated Greg Silvers, Chairman and CEO of EPR Properties. “In addition, we have continued to collect previously deferred rent and interest. We are prudently investing in attractive experiential assets as we further diversify our portfolio, with significant committed investment spending to drive future growth without the need to raise additional capital.”

Investment Update
The Company's investment spending during the three months ended September 30, 2022 totaled $82.0 million, bringing the total of investment spending for the nine months ended September 30, 2022 to $321.3 million, and included the acquisition of a fitness and wellness property being redeveloped for approximately $43.6 million and additional funding on one existing mortgage note secured by a ski property totaling $26.4 million. Investment spending for the quarter also included experiential build-to-suit development and redevelopment projects.

As of November 1, 2022, the Company has also committed an additional approximately $250.0 million for experiential development and redevelopment projects, which is expected to be funded over the next two years without the need to raise additional capital.

Solid Deferral Collections
In addition to regular quarterly collections, during the third quarter, the Company collected $4.5 million of deferred rent from accrual basis customers that reduced receivables and $4.6 million of deferred rent and $0.8 million of deferred interest from cash basis customers that were booked as additional revenue. Through September 30, 2022, the Company has collected nearly $110.0 million of rent and interest that had been deferred as a result of the pandemic.

At quarter-end, the Company had receivables from accrual basis tenants of approximately $7.0 million that were deferred due to the COVID-19 pandemic and are included in accounts receivable in the accompanying consolidated balance sheet. The Company expects to collect an additional $4.9 million from accrual basis tenants in the fourth quarter.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. The Company had $160.8 million of cash on hand at quarter-end, no borrowings on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile all at fixed interest rates with no maturities until 2024.

Regal Update
Cineworld Group, plc, Regal Entertainment Group and the Company's other Regal theatre tenants (collectively, “Regal”) filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the “Code”) on September 7, 2022. Regal leases 57 theatres from the Company pursuant to two master leases and 28 single property leases (the “Regal Leases”). Revenue for Regal continues to be recognized on a cash basis. As a result of the filing, Regal did not pay its rent or monthly deferral payment for September 2022. Regal resumed payment of rent and deferral payments for all Regal Leases for October and November 2022. However, there can be no assurance that subsequent payments will be made in a timely and complete manner. Regal is entitled to certain rights under the Code regarding the assumption or rejection of the Regal Leases and the Company is currently in negotiations with Regal regarding the properties that Regal will continue to operate and the terms and conditions of leases for these properties. There can be no assurance that these negotiations will be successful and which Regal leases, if any, will be assumed under the Code.

Portfolio Update
The Company's total investments (a non-GAAP financial measure) were approximately $6.6 billion at September 30, 2022 with Experiential investments totaling $6.0 billion, or 91%, and Education investments totaling $0.6 billion, or 9%.

The Company's Experiential portfolio (excluding property under development and undeveloped land inventory) consisted of the following property types (owned or financed) at September 30, 2022:
•173 theatre properties;
•57 eat & play properties (including seven theatres located in entertainment districts);
•22 attraction properties;
•11 ski properties;
•six experiential lodging properties;
•nine fitness & wellness properties;
•one gaming property; and
•three cultural properties.

As of September 30, 2022, the Company's owned Experiential portfolio consisted of approximately 20.1 million square feet, which was 97% leased and included a total of $56.3 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at September 30, 2022:
•65 early childhood education center properties; and
•nine private school properties.

As of September 30, 2022, the Company's owned Education portfolio consisted of approximately 1.4 million square feet, which was 100% leased.

The combined owned portfolio consisted of 21.5 million square feet and was 97% leased.

Capital Recycling
During the third quarter of 2022, the Company completed the sale of two vacant theatre properties and a land parcel for net proceeds of $9.9 million and recognized a combined gain on sale of $0.3 million.

Dividend Information
The Company declared regular monthly cash dividends during the third quarter of 2022 totaling $0.825 per common share. Additionally, the Board declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares.

Guidance
(Dollars in millions, except per share data):

Measure	2022 Guidance
Net income available to common shareholders per diluted common share	$2.03	to	$2.21
FFOAA per diluted common share	$4.50	to	$4.68
Investment spending	$375.0	to	$425.0

The Company is revising its 2022 guidance for FFOAA per diluted common share to a range of $4.50 to $4.68 from a range of $4.50 to $4.60 and revising 2022 investment spending guidance to a range of $375.0 million to $425.0 million from a range of $500.0 million to $700.0 million .

The 2022 guidance for FFOAA per diluted share is based on a FFO per diluted common share range of $4.33 to $4.51, adjusted for transaction costs, credit loss expense, gain on insurance recovery and the impact of Series C and Series E dilution. FFO per diluted common share for 2022 is based on a net income available to common shareholders per diluted common share range of $2.03 to $2.21, less estimated gain on sale of real estate of $0.01, plus impairment of real estate investments, net of $0.06, estimated real estate depreciation and amortization of $2.17, allocated share of joint venture depreciation of $0.10, impairment charges on joint ventures of $0.01 and less the impact of Series C and Series E dilution of $0.03 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on November 3, 2022 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the audio-only call, visit the Webcasts page for the link to register and receive dial-in information and a PIN providing access to the live call. It is recommended that you join 10 minutes prior to the start of the event (although you may register and dial-in at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2022 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Rental revenue	$140,471	$123,040	$422,949	$341,537
Other income	11,360	8,091	30,626	9,802
Mortgage and other financing income	9,579	8,516	25,753	25,435
Total revenue	161,410	139,647	479,328	376,774
Property operating expense	14,707	13,815	42,238	43,806
Other expense	9,135	7,851	26,104	13,428
General and administrative expense	12,582	11,154	38,497	33,866
Transaction costs	148	2,132	3,540	3,342
Credit loss expense (benefit)	241	(14,096)	9,447	(19,677)
Impairment charges	—	2,711	4,351	2,711
Depreciation and amortization	41,539	42,612	122,349	123,476
Total operating expenses	78,352	66,179	246,526	200,952
Gain on sale of real estate	304	787	304	1,499
Income from operations	83,362	74,255	233,106	177,321
Costs associated with loan refinancing or payoff	—	4,741	—	4,982
Interest expense, net	32,747	36,584	99,296	114,090
Equity in (income) loss from joint ventures	(572)	418	(1,887)	3,000
Impairment charges on joint ventures	—	—	647	—
Income before income taxes	51,187	32,512	135,050	55,249
Income tax expense	388	395	1,150	1,200
Net income	$50,799	$32,117	$133,900	$54,049
Preferred dividend requirements	6,033	6,033	18,099	18,100
Net income available to common shareholders of EPR Properties	$44,766	$26,084	$115,801	$35,949
Net income available to common shareholders of EPR Properties per share:
Basic	$0.60	$0.35	$1.55	$0.48

Diluted	$0.60	$0.35	$1.54	$0.48
Shares used for computation (in thousands):
Basic	75,016	74,804	74,949	74,738
Diluted	75,183	74,911	75,102	74,819

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2022	December 31, 2021
Assets
Real estate investments, net of accumulated depreciation of $1,278,427 and $1,167,734 at September 30, 2022 and December 31, 2021, respectively	$4,769,717	$4,713,091
Land held for development	20,168	20,168
Property under development	56,347	42,362
Operating lease right-of-use assets	199,031	180,808
Mortgage notes and related accrued interest receivable	399,485	370,159
Investment in joint ventures	50,124	36,670
Cash and cash equivalents	160,838	288,822
Restricted cash	5,252	1,079
Accounts receivable	53,375	78,073
Other assets	78,422	69,918
Total assets	$5,792,759	$5,801,150
Liabilities and Equity
Accounts payable and accrued liabilities	$83,384	$73,462
Operating lease liabilities	237,254	218,795
Dividends payable	27,444	24,930
Unearned rents and interest	79,943	61,559
Debt	2,808,587	2,804,365
Total liabilities	3,236,612	3,183,111
Total equity	$2,556,147	$2,618,039
Total liabilities and equity	$5,792,759	$5,801,150

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO costs associated with loan refinancing or payoff, transaction costs, severance expense, preferred share redemption costs, impairment of operating lease right-of-use assets and credit loss expense (benefit) and subtracting gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization, share-based compensation expense to management and Trustees and amortization of above and below market leases, net and tenant allowances; and subtracting maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), and the non-cash portion of mortgage and other financing income.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and nine months ended September 30, 2022 and 2021 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
FFO:
Net income available to common shareholders of EPR Properties	$44,766	$26,084	$115,801	$35,949
Gain on sale of real estate	(304)	(787)	(304)	(1,499)
Impairment of real estate investments, net	—	2,711	4,351	2,711
Real estate depreciation and amortization	41,331	42,415	121,721	122,856
Allocated share of joint venture depreciation	2,093	966	5,576	1,779
Impairment charges on joint ventures	—	—	647	—
FFO available to common shareholders of EPR Properties	$87,886	$71,389	$247,792	$161,796

FFO available to common shareholders of EPR Properties	$87,886	$71,389	$247,792	$161,796
Add: Preferred dividends for Series C preferred shares	1,938	—	5,814	—
Add: Preferred dividends for Series E preferred shares	1,939	—	5,817	—
Diluted FFO available to common shareholders of EPR Properties	$91,763	$71,389	$259,423	$161,796

FFOAA:
FFO available to common shareholders of EPR Properties	$87,886	$71,389	$247,792	$161,796
Costs associated with loan refinancing or payoff	—	4,741	—	4,982
Transaction costs	148	2,132	3,540	3,342
Credit loss expense (benefit)	241	(14,096)	9,447	(19,677)
Gain on insurance recovery (included in other income)	—	—	(552)	(30)
Deferred income tax benefit	(37)	—	(37)	—
FFOAA available to common shareholders of EPR Properties	$88,238	$64,166	$260,190	$150,413

FFOAA available to common shareholders of EPR Properties	$88,238	$64,166	$260,190	$150,413
Add: Preferred dividends for Series C preferred shares	1,938	—	5,814	—
Add: Preferred dividends for Series E preferred shares	1,939	—	5,817	—
Diluted FFOAA available to common shareholders of EPR Properties	$92,115	$64,166	$271,821	$150,413

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
AFFO:
FFOAA available to common shareholders of EPR Properties	$88,238	$64,166	$260,190	$150,413
Non-real estate depreciation and amortization	208	197	628	620
Deferred financing fees amortization	2,090	2,210	6,251	5,331
Share-based compensation expense to management and trustees	4,138	3,759	12,552	11,218
Amortization of above and below market leases, net and tenant allowances	(89)	(98)	(265)	(293)
Maintenance capital expenditures (1)	(386)	(690)	(1,871)	(2,913)
Straight-lined rental revenue	(2,374)	(981)	(4,702)	(3,690)
Straight-lined ground sublease expense	602	98	1,111	293
Non-cash portion of mortgage and other financing income	(119)	55	(353)	(332)
AFFO available to common shareholders of EPR Properties	$92,308	$68,716	$273,541	$160,647

AFFO available to common shareholders of EPR Properties	$92,308	$68,716	$273,541	$160,647
Add: Preferred dividends for Series C preferred shares	1,938	—	5,814	—
Add: Preferred dividends for Series E preferred shares	1,939	—	5,817	—
Diluted AFFO available to common shareholders of EPR Properties	$96,185	$68,716	$285,172	$160,647

FFO per common share:
Basic	$1.17	$0.95	$3.31	$2.16
Diluted	1.16	0.95	3.28	2.16
FFOAA per common share:
Basic	$1.18	$0.86	$3.47	$2.01
Diluted	1.16	0.86	3.44	2.01
AFFO per common share:
Basic	$1.23	$0.92	$3.65	$2.15
Diluted	1.22	0.92	3.61	2.15
Shares used for computation (in thousands):
Basic	75,016	74,804	74,949	74,738
Diluted	75,183	74,911	75,102	74,819

Weighted average shares outstanding-diluted EPS	75,183	74,911	75,102	74,819
Effect of dilutive Series C preferred shares	2,250	—	2,245	—
Effect of dilutive Series E preferred shares	1,664	—	1,664	—
Adjusted weighted average shares outstanding-diluted Series C and Series E	79,097	74,911	79,011	74,819
Other financial information:
Dividends per common share	$0.8250	$0.7500	$2.4250	$0.7500

(1) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The additional common shares that would result from the conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares for the three and nine months ended September 30, 2021, and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted FFO, FFOAA and AFFO per share because the effect is anti-dilutive. The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO for the three and nine months ended September 30, 2022. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from disposition of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure as it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and that it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding gain on insurance recovery, severance expense, credit loss (benefit) expense, transaction costs, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	September 30,
	2022	2021
Net Debt:
Debt	$2,808,587	$2,684,063
Deferred financing costs, net	32,642	32,166
Cash and cash equivalents	(160,838)	(144,433)
Net Debt	$2,680,391	$2,571,796

Gross Assets:
Total Assets	$5,792,759	$5,721,157
Accumulated depreciation	1,278,427	1,142,513
Cash and cash equivalents	(160,838)	(144,433)
Gross Assets	$6,910,348	$6,719,237

Net Debt to Gross Assets Ratio	39%	38%

	Three Months Ended September 30,
	2022	2021
EBITDAre and Adjusted EBITDAre:
Net income	$50,799	$32,117
Interest expense, net	32,747	36,584
Income tax expense	388	395
Depreciation and amortization	41,539	42,612
Gain on sale of real estate	(304)	(787)
Impairment of real estate investments, net	—	2,711
Costs associated with loan refinancing or payoff	—	4,741
Allocated share of joint venture depreciation	2,093	966
Allocated share of joint venture interest expense	1,822	981
EBITDAre	$129,084	$120,320

Transaction costs	148	2,132
Credit loss expense (benefit)	241	(14,096)
Adjusted EBITDAre	$129,473	$108,356

Adjusted EBITDAre (annualized) (1)	$517,892	Footnote 2

Net Debt/Adjusted EBITDA Ratio	5.2	Footnote 2

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount.
(2) Not presented as this ratio is not meaningful given the disruption caused by COVID-19 and the associated accounting for tenant rent deferrals and other lease modifications.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable (including related accrued interest receivable), investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total investments to total assets (computed in accordance with GAAP) is included in the following table (unaudited, in thousands):

	September 30, 2022	December 31, 2021
Total Investments:
Real estate investments, net of accumulated depreciation	$4,769,717	$4,713,091
Add back accumulated depreciation on real estate investments	1,278,427	1,167,734
Land held for development	20,168	20,168
Property under development	56,347	42,362
Mortgage notes and related accrued interest receivable	399,485	370,159
Investment in joint ventures	50,124	36,670
Intangible assets, gross (1)	60,109	57,962
Notes receivable and related accrued interest receivable, net (1)	3,495	7,254
Total investments	$6,637,872	$6,415,400

Total investments	$6,637,872	$6,415,400
Operating lease right-of-use assets	199,031	180,808
Cash and cash equivalents	160,838	288,822
Restricted cash	5,252	1,079
Accounts receivable	53,375	78,073
Less: accumulated depreciation on real estate investments	(1,278,427)	(1,167,734)
Less: accumulated amortization on intangible assets (1)	(22,650)	(20,163)
Prepaid expenses and other current assets (1)	37,468	24,865
Total assets	$5,792,759	$5,801,150

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	September 30, 2022	December 31, 2021
Intangible assets, gross	$60,109	$57,962
Less: accumulated amortization on intangible assets	(22,650)	(20,163)
Notes receivable and related accrued interest receivable, net	3,495	7,254
Prepaid expenses and other current assets	37,468	24,865
Total other assets	$78,422	$69,918
About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues which create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have approximately $6.6 billion in total investments across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, the uncertain financial impact of the COVID-19 pandemic, uncertainties regarding the ultimate impact of a customer's pending bankruptcy proceeding on our existing leases with Regal theatre tenants, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com